Exhibit 10.5
Tim Collier
[Address]
[Address]

Dear Tim,

The following will outline the items regarding employment with RAMCO. A summary of the terms (while not all inclusive) of your employment should you accept are as follows:

Position Title:        Executive Vice President of Leasing

Annual Salary:        $400,000

Annual Bonus:	Current bonus target is 65% of base comp to a max of 150% target. Based on the Company achieving its maximum performance targets and/or the Executive exceeding individual job performance targets.

Guaranteed minimum bonus for 2018 no less than target based on a pro-rata formula for the portion of the year in which you were employed by the Trust (100% of target for 6 months of the year, assuming a July start date), paid in March 2019.

2018 approved financial performance metrics include: FFO/share and strategic goal metrics. Subject to change in future years but will remain consistent with all other senior executives.

Long Term Incentive:	Eligibility begins in 2019
LTIP annual grant valued at $450,000
Current mix of equity is 50% performance share units and 50% time-vested restricted stock units. Equity mix and vesting is subject to change and will be determined by the Compensation Committee.

Inducement Award:	One-time stock grant made on Start Date equal to $450,000 ($450,000 divided by grant date close price used to determine numbers of shares. Actual accounting cost may differ). Details are as follows:

•	50% of this award will be in the form of time-based restricted stock units (RSUs) with 3-year ratable vesting (33-1/3% per year for 3 years).

•	50% of this award will be in the form of performance stock units based on Relative TSR as described below:

•	Performance period to be 20-day average price ending on date of hire through December 31, 2020 (average of final 20-day price).

•	Vesting will be 100% on 3rd anniversary of grant date on any earned shares.

•
Same payout scale as all participants (Threshold equals 33rd percentile of peers and results in 50% of target shares, Target equals 50th percentile of peers and results in 100% of target shares, Maximum equals 90th percentile of peers and results in 200% of target shares). No payout for performance below threshold.

Benefits:
In addition to your compensation, you will be entitled to receive the fringe benefit package that is available at RAMCO. While these benefits may change from time to time this currently includes: Medical, Dental, Vision, and Prescription Drug Insurance, with a cost sharing arrangement between the employer and employee as well as Life Insurance and Disability Insurance that is 100% employer paid.

As a new hire, your eligibility date for Medical, Dental, Vision, Prescription, Life and Long-Term Disability coverage begins on the 1st of the month following 30 calendar days of employment.

401K:	Eligible to participate in the Plan the quarter following the first day of employment. Eligible for employer match if applicable for a given Plan year under the match guidelines of the 401K plan.

Employee Time Off:	Maximum available to other Senior officers but not less than 3 weeks.

Termination without Cause:
Cash severance equal to 1 times the sum of base salary and target bonus, subject to mitigation if the Executive is employed during the severance period.

After 2018 prorated annual bonus based on actual performance in the year of termination.

Lump sum reimbursement for COBRA/medical expense for 1 year of coverage.

Immediate vesting of inducement equity grant (with the performance share portion vesting at target if the performance period has not yet ended).

Equity grants beginning with 2019 grant will be consistent with RAMCO's existing practices and terms provided to all senior executives (forfeiture of all except in the event of termination due to death or disability).

Payment of severance benefit subject to execution of full release agreement in standard Trust form.

Change of Control:	Cash severance equal to 1.5 times the sum of base salary and target bonus, subject to mitigation if the Executive is employed during the severance period.

After 2018 prorated annual bonus based on actual performance in the year of termination.

Lump sum reimbursement for COBRA/medical expense for 1 year of coverage.

Immediate vesting of inducement equity grant (with the performance share portion vesting at target if the performance period has not yet ended).

Equity grants beginning with 2019 grant will be consistent with RAMCO's existing practices and terms provided to all senior executives (forfeiture of all except in the event of termination due to death or disability).

Payment of severance benefit subject to execution of full release agreement in standard Trust form.

We look forward to hearing from you and are excited to offer this opportunity to you.

Sincerely,

/s/ BRIAN HARPER
Brian Harper
Chief Executive Officer
RAMCO Properties

I accept the offer as outlined as above.

Name:	/s/ TIMOTHY COLLIER
Timothy Collier
June 25, 2018